EXHIBIT 10.2

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement"), effective June 1, 2018 (“Effective Date”), is by and between THE MOSAIC COMPANY, a Delaware corporation with offices at 3033 Campus Drive, Suite E-490, Plymouth, Minnesota 55441 ("Mosaic" or “Company”), and Richard L. Mack (“Provider”).

1.	Scope of Services.

The scope of the services to be performed by Provider under this Agreement (“Services”) shall be professional management services related to the continued operations, development and assessment of Streamsong Resort® (“Resort”) as detailed in the Statement of Work (“SOW”) attached as SCHEDULE A to the Agreement, which upon execution by the parties, shall become a part of this Agreement. All Services will be completed within the applicable time frames set forth in the SOW. In the event additional services are desired, upon receipt of a written request from Mosaic, such Services and additional Services shall be performed at the rates set forth in the SOW as agreed to in writing between Company and Provider.

2.	Term and Termination.

A.
Unless terminated earlier as provided for herein, the term of this Agreement shall commence on the Effective Date above and shall terminate on December 31, 2019 (“Term”), unless renewed by written agreement of the parties to this Agreement.

B.    Notwithstanding the foregoing, this Agreement may be terminated:

i.
by Mosaic, immediately upon the death, disability or incapacity of Provider. For the purpose of this Agreement, "disability or incapacity" shall mean Provider's inability to perform the Services, whether due to accident, sickness, disease or other disabling condition; or

ii.
by either party (a) upon thirty (30) days written notice in the event the other party has materially breached any of its material obligations hereunder and such breach has not been cured within such 30-day period, such notice providing reasonable detail of any such alleged breach hereunder, or (b) immediately if the other party becomes insolvent, has a trustee or receiver appointed for any of its assets, makes an assignment for the benefit of creditors, or has a bankruptcy petition filed by or against it.

C.
Notwithstanding the expiration or earlier termination of this Agreement, the duties, obligations, and responsibilities of Provider under Sections 4, 5, 7, 9 – 15, 17 and 23 shall survive the expiration or earlier termination of this Agreement.

3.	Compensation / Payment.

A.	Mosaic agrees to compensate Provider in accordance with the provisions of the SOW, upon receipt of a monthly invoice for the Services and expenses incurred pursuant this Agreement and SOW.

B.
Documents and records relating to this Agreement shall be made available for inspection by Mosaic. Mosaic may audit records of Provider relating to the costs, expenses, and Services performed. In the event the audit shows that the payment by Mosaic to Provider exceeds the amount due Provider, the excess amount shall be promptly returned to Mosaic. In the event the audit shows that the payment by Mosaic to Provider is less than the amount due Provider, Mosaic shall promptly pay such additional amount due. Mosaic shall be responsible for all costs of performing the audit.

4.	Independent Contractor.

A.	Provider will be an independent contractor with respect to Services to be performed hereunder, and Provider will not be deemed to be the servant, employee, joint venturer or agent of Mosaic.

B.
None of the benefits provided by Mosaic to its employees including, without limitation, compensation, insurance, or unemployment insurance, will be available to Provider. Provider will have no right or authority to act for Mosaic, and will not attempt to enter into any contract, commitment, or agreement or incur any debt or liability of any nature in the name of or on behalf of Mosaic. Provider assumes full responsibility for the payment and reporting of all local, state and federal taxes and other contributions imposed or required under unemployment, Social Security, or income tax laws, with respect to the rendition of the Services by, or on behalf of, Provider to Mosaic. Provider shall provide to Mosaic, at its request, evidence that the income reported by Provider to the Internal Revenue Service as received pursuant to Section 3 of this Agreement was consistent with the treatment required of an independent contractor under the Internal Revenue Code of 1986, as amended.

5.	Representations and Warranties.
The parties represent and warrant as follows:

A.
Each party represents and warrants to the other that it has full power and authority to enter into and perform this Agreement and any SOW entered into pursuant hereto and the person signing this Agreement or such SOW on behalf of each party hereto has been properly authorized and empowered to enter into this Agreement.

B.
Provider has the capability, experience, and means necessary to perform the Services contemplated by this Agreement. Provider warrants that any Services that it provides to Mosaic under this Agreement and any SOW will be performed in a diligent manner and in accordance with generally accepted industry standards of care and professional competence.

C.
Provider shall comply with all applicable federal, state, and local laws, rules, regulations, codes, ordinances and orders. Provider has in effect and will maintain in effect all permits, licenses, and other authorizations necessary for the performance of the Services.

D.
Provider will observe Mosaic's rules as the same are made known to Provider, including without limitation, those rules involving health, safety, the environment, security and the Code of Business Conduct and Ethics, when working at or around any of Mosaic's facilities.

6.	Access.
Mosaic grants to the Provider reasonable access to its facilities for the purpose of fulfilling his obligations under this Agreement.

7.	Ownership of Information.

A.
All technical or business information, in whatever medium or format, including but not limited to, data, financial information, specifications, drawings, records, reports, proposals, software and related documentation, inventions, concepts, research or other information (collectively "Information"), originated or prepared by or for Provider (either solely or jointly with others) in contemplation of, or in the course of, or as a result of, Services performed hereunder, shall be promptly furnished to Mosaic. All such Information shall become the exclusive property of Mosaic and shall be deemed to be works for hire, except for software, training materials and other documents furnished by Provider, prepared prior to the commencement of this Agreement and not for Mosaic shall remain the property of Provider. To the extent that it may not, by operation of law, be works for hire, Provider hereby assigns to Mosaic all rights, title and interest in and to such Information including rights to copyright in all copyright material and in and to all patents that may be issued thereon. All such Information shall be deemed "Confidential Information" pursuant to Section 11 herein.

B.	Upon the expiration or termination of this Agreement, Provider shall deliver all copies of the Information to Mosaic or otherwise destroy or delete such materials.

8.	Assignment.
This Agreement and the rights granted hereunder may not be assigned by Provider without the express written consent of Mosaic, except that Mosaic may assign its rights and obligations under this Agreement to a successor to substantially all of its assets and business, or to the successor of the assignor as a result of a statutory merger or consolidation. Provider may assign its rights and obligations under this agreement to a special purpose entity so long as Provider remains solely responsible for performing the Services contemplated under this Agreement or SOW.

9.	Indemnification; Limitation of Damages and Liability.

A.
Provider agrees to indemnify, defend, and hold harmless Mosaic and its respective affiliated entities, successors, assigns, and all officers, directors, employees and agents of any of the foregoing ("Mosaic Indemnitees") from and against any and all claims, losses, damages, liabilities, fines, penalties, costs and expenses (including legal fees and reasonable costs of investigations) incurred by any Mosaic Indemnitee as a result of or arising out of (a) any negligent or willful acts or omissions of Provider; (b) any third party claim that the Services, or any part thereof, infringe on a patent or copyright or misappropriation of a trade secret; or (c) any breach by Provider of the provisions of this Agreement.

B.
Company agrees to indemnify, defend and hold harmless Provider and its respective affiliated entities (“Provider Indemnities”) from and against any and all claims, losses, damages, liabilities, fines, penalties, costs and expenses (including legal fees and reasonable costs of investigations) incurred by any Provider Indemnitee as a result of or arising out of (a) any negligent or willful acts or omissions of Company; or (b) any breach by Mosaic of the provisions of this Agreement.

C.
IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON NEGLIGENCE, BREACH OF CONTRACT, BREACH OF WARRANTY, OR OTHERWISE INCLUDING BUT NOT LIMITED TO LOSS OF USE, LOSS OF REVENUE OR LOSS OF PROFITS. DAMAGES FOR ANY ALLEGED BREACH OR TERMINATION OF THIS AGREEMENT BY COMPANY ARE LIMITED TO THE REMAINING AMOUNTS THAT WOULD HAVE

BEEN PAYABLE TO PROVIDER UNDER THE SOW HAD THIS AGREEMENT AND THE SOW BEEN FULLY PERFORMED THROUGH ITS TERM.

10.	Insurance.
Prior to the performance of Services under a SOW, Provider shall secure and maintain Automobile Liability insurance covering all automotive equipment used in the performance of the Services, with limits of not less than $1,000,000 per occurrence for bodily injury and property damage combined. A certificate of insurance shall be made available to Mosaic upon its request.

11.	Confidentiality.

A.
Provider understands that, during the course of its engagement by Mosaic, Provider may be exposed to trade secrets and confidential and proprietary information, of or about Mosaic and its operations, including but not limited to information about its plans, projects, research, records, current and prospective members, sponsors, donors, beneficiaries, partners, agents, representatives, clients, current and prospective suppliers, contracts, services, systems, consumers, or contractors (collectively “Confidential Information”) disclosed either directly or indirectly, intentionally or otherwise, and irrespective of its nature (such as products, samples, data, prototypes, diagrams, sketches, plans, photographs, formulas, studies, reports, specifications), its media (such as written, magnetic, electronic) and its means of communication (such as direct delivery, discussions, visual or oral presentations, long distance transmission), and shall include without limitation any other information Provider generally observes concerning Mosaic or its affiliates with respect to the Services. Confidential Information may also include, by way of example but without limitation, business information, technical information, financial information, products, specifications, formulae, equipment, business strategies, financial information, marketing information, customer lists, know-how, drawings, pricing information, trade secrets, inventions, ideas, and other information, or its potential use, that is owned by or in possession of Mosaic or its affiliates.

B.
Throughout the term of this Agreement and thereafter, Provider shall hold all Confidential Information in the strictest confidence and take all reasonable precautions to prevent its disclosure to any unauthorized person. Confidential Information will not include that which: (i) is in the public domain prior to disclosure by Mosaic or its affiliates to Provider; (ii) becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the party of Provider; or (iii) is lawfully in Provider’s possession prior to disclosure by Mosaic or its affiliates.

C.
Dissemination of Confidential Information will be limited to employees or agents of Provider or Company that are providing or assisting with the Services, and even then only to the extent necessary and essential. Provider shall be responsible for obtaining any and all legal commitments to maintain the confidentiality of the Confidential Information from such third parties who may be permitted access to such Confidential Information.

D.
Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Provider or its employees, agents or representatives from reporting to any governmental authority information concerning possible violations of law or regulation. Provider and its employees, agents and representatives may disclose Confidential Information to a government official or to an attorney and use it in court proceedings without fear of prosecution or liability, provided such person files any documents containing Confidential Information under seal and does not disclose the Confidential Information except pursuant to court order.

E.
Provider will not disclose Confidential Information to any unauthorized party without prior express written consent of Mosaic and unless required by law or court order. If Provider is required by law or court order to disclose Confidential Information, Provider will provide Mosaic prompt written notice of such requirement so that an appropriate protective order or other relief may be sought and Provider shall cooperate with Mosaic and its affiliates to obtain said protective order or other remedy. The obligations imposed by this Section 11, including but not limited to non-disclosure and non-use, however, will endure so long as the Confidential Information does not become part of the public domain.

F.
Confidential Information will be used only in connection with the Services; no other use of Confidential Information will be made by Provider, it being recognized that Mosaic has reserved all rights to Confidential Information not expressly granted herein. All documents containing Confidential Information and provided by Mosaic will remain the property of Mosaic, and all such documents, and copies thereof, will be returned or destroyed upon the request of Mosaic. Documents prepared by Provider using Confidential Information, or derived therefrom, will be destroyed upon request of Mosaic, confirmation of which will be provided in writing.

G.
Any intellectual property conceived or developed in connection with the provision of Services under this Agreement based upon or arising from Confidential Information will be solely owned by Mosaic or its affiliates. Except as expressly provided herein, no license or right is granted hereby to Provider, by implication or otherwise, with respect to or under any patent application, patent, claims of patent or proprietary rights of Mosaic or its affiliates.

H.
Provider acknowledges a breach of this Section 11 would cause irreparable harm to Mosaic, which harm could not be adequately compensated for by damages. Accordingly, in the event of such breach, Provider acknowledges and agrees that Mosaic will be entitled, in its discretion and in addition to any remedies which may be available to it at law, to injunctive or equitable relief against Provider (or its agents).

12.    Business Conduct Standards Compliance.
Provider agrees to conduct himself at all times in a lawful, ethical manner, and agrees to abide by Mosaic’s Code of Business Conduct and Ethics (“Code) in all respects as if he were a Mosaic employee subject to the Code. A copy of the Code can be found at Mosaic’s public website.

13.	Safety Compliance.

A.
Reasonable access granted by Mosaic to Provider will be at Provider’s sole risk. Provider shall comply with all applicable Occupational Safety and Health Act (“OSHA”) laws and regulations, applicable rules and regulations of the Mine Safety and Health Administration (including the Federal Mine Safety and Health Act, as amended (“MSHA”) and/or such other statutes, standards or regulations as are or may become applicable. Mosaic requires all individuals with official business at a Mosaic facility to comply with a limited set of operational guidelines. These operational guidelines will be provided to Provider by Mosaic prior to Provider entering Mosaic facilities as necessary. Provider agrees to comply with all site specific training for chemical and/

or mineral facilities. Prior to beginning of any Services at a Mosaic facility other than Streamsong Resort, Provider agrees to complete any required OSHA/MSHA training.

B.
Provider acknowledges that there are certain natural and man-made hazards that may exist on or nearby the Mosaic facility where it may provide Services, including without limitation unstable soil conditions, sediment, rocks, minerals, ponds, lakes, waterways, ditches, berms, wildlife and vegetation. Provider also acknowledges that Mosaic’s facilities may be part of or adjacent to certain past, present and future mining activities, operations, and facilities. Provider agrees that it is incumbent upon Provider to recognize and understand whether Provider’s activities under this Agreement are located nearby mining activities, operations and facilities.

C.
Notwithstanding anything herein to the contrary and without prejudice to any other remedy Mosaic may have, a violation of or failure to enforce all applicable federal, state and local safety related laws, codes, ordinances, rules and regulations by Provider or any Provider employee or agent is cause for (1) immediate removal of Provider from Mosaic’s facility(s) and restrictions on future entry, and (2) immediate termination of this Agreement with no further obligation or liability of Mosaic to Provider. Provider recognizes that it may be subject to the jurisdiction, rules and regulations of MSHA. Provider agrees to act in ways which promote its own safety and the safety of its agents, employees, contractors, invitees, representatives and the public, and to abide by Provider’s own safety guidelines.

14.	Equal Opportunity Employer.
To the extent applicable, Provider shall abide by the requirements of 41 CFR 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veteran or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disabilities. To the extent applicable, the employee notice requirements set forth in 29 C.F.R. Part 471, Appendix A to Subpart A, are hereby incorporated by reference into this Agreement.

15.	Drugs and Alcohol.
Provider expressly agrees to never undertake performance of the Services when impaired by alcohol or drugs.

16.	Non-exclusivity.
Mosaic reserves the right to utilize the management and/or consulting services of third parties in connection with the operation, development and assessment of the Resort.

17.	Non-Disparagement.
Provider agrees not to make any statements, verbally or in writing, that disparage or subvert the Company or any of its affiliated entities, or its or their products, services, employees, finances, operations, or any aspect of the respective businesses, or former officers, executives, directors, shareholders, employees, managers or agents. Provider further agrees not to engage in, or induce or encourage others to engage in, any conduct injurious to the reputation or interest of the Company or its affiliated entities. Nothing herein shall prevent Provider from providing truthful testimony under oath or to a government agency or as otherwise required by law.

18.	Notices.
Any demand, notice or other communication (collectively, "Notice") required or permitted by this Agreement will be valid only if it is in writing and either delivered personally or sent by facsimile, (with telephone confirmation of receipt), or electronic communication in portable document format (.pdf), commercial courier or first class, postage prepaid, United States mail to the intended recipient at the address set forth below:

To Mosaic:	With a copy to:
The Mosaic Company	The Mosaic Company
3033 Campus Drive, Suite E490	3033 Campus Drive, Suite E490
Plymouth, MN 55441	Plymouth, MN 55441
Attention: Mark Isaacson	Attention: Deputy General Counsel
Senior VP and General Counsel	Law Department
Telephone No.: 763-577-2840
Email: mark.isaacson@mosaicco.com

To Provider:
Richard L. Mack
9590 Sky Lane, Eden Prairie, MN 55347
Telephone: (612) 845-8228
Email: __________________
or to such other address or facsimile (with telephone confirmation of receipt) or electronic communication in portable document format (.pdf) as either party may hereafter designate in writing to the other party. Notices shall be effective upon receipt or first refusal.
19. Waiver.
No waiver of or failure to enforce any term of this Agreement shall affect or limit a party's right thereafter to enforce and compel strict compliance with every term.

20.	Headings.
The headings in this Agreement are for the purposes of convenience and ready reference only and shall not be deemed to expand or limit the particular sections to which they appertain.

21.	Severability.
In the event that any provision of this Agreement or any SOW is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement or such SOW did not contain the particular provisions held to be unenforceable. The unenforceable provisions shall be replaced by mutually acceptable provisions which, being valid, legal and enforceable, come closest to the intention of the parties underlying the invalid or unenforceable provision.

22.	Entire Agreement/Amendments.
This Agreement and the Exhibits attached hereto represent the entire understanding between the parties as it relates to the Services to be provided by Provider. This Agreement may be amended only by a writing signed by both parties.

23.	Governing Law; Arbitration.
The validity, construction, enforcement, and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without reference to conflict of laws principles.
The parties agree to resolve any disputes regarding this Agreement with finality through confidential binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules. There shall be three arbitrators, who shall each be a member in good standing of The Minnesota Bar with a least ten years of experience in complex commercial matters, and who shall be selected as follows: (i) Provider shall select one arbitrator, (ii) Mosaic shall select one arbitrator, and (iii) the two arbitrators so selected shall select the third arbitrator. Alternatively, if the parties so agree, then one mutually acceptable arbitrator shall preside over the dispute. Any discovery objections shall be decided by the arbitrator(s) (e.g., privilege, burdensomeness, etc.). The parties further agree all arbitration hearings shall take place in Minneapolis, Minnesota (or at any other location agreed to by the parties) and that Minnesota substantive law and the Federal Rules of Evidence shall apply to all such hearings and be enforced by the arbitrator(s). The costs of the arbitration shall be borne equally by each side. Nothing in this paragraph is intended to effect a waiver of either party’s right to seek equitable relief or enforcement, if necessary, of the terms of this Agreement, and any such requested relief shall be brought exclusively in the state of Minnesota.
24. Counterparts.
This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Any counterpart may be delivered by facsimile transmission or by electronic communication in portable document format (.pdf), and the parties agree that their electronically transmitted signatures shall have the same effect as manually transmitted signatures.

REMAINDER OF THIS PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month, and year set forth in the first paragraph.

THE MOSAIC COMPANY

By:	/s/ Kimberly Bors	By:	/s/ Richard L. Mack
Print Name:	Kimberly Bors	Print Name:	Richard L. Mack
Its:	SVP & Chief HR Officer

SCHEDULE A
Statement of Work

DESCRIPTION OF SERVICES:
Provider will provide on an as needed basis as requested by Mosaic professional management services related to the continued operations, development and assessment of Streamsong Resort (“Resort”), and any additional services as requested from time to time by Mosaic (“Services”). The Services will be provided by Richard L. Mack himself, unless Mosaic otherwise consents in writing. The parties acknowledge that the level of services may fluctuate during the term of this Statement of Work and that Mr. Mack may obtain full time employment with another company. Mr. Mack and Mosaic will continue to work together to advance the objectives of any Services desired by Mosaic.
From time to time as may be desired by Mosaic, Mosaic shall communicate to Provider in reasonable detail the objectives it desires from Provider in relation to the Services, and Provider will issue a report to Mosaic describing in reasonable detail (a) Provider’s progress toward those objectives (ii) the Services provided during the respective period, and (iii) the Services proposed to be provided by Provider in upcoming periods. Provider agrees to meet with representatives of Mosaic by phone during normal business hours and with reasonable notice, to review such reports and discuss the Services and objectives.

DATES OF SERVICE:
May 31, 2018 through December 31, 2019

BILLING RATE:
Rate: $25,000 per month of Services plus reasonable out-of-pocket expenses incurred in the performance of Services under this Statement of Work. Expenses should not exceed $1,500 in any given month without the prior agreement of Mosaic.
Provider shall submit to Mosaic a monthly statement for Services rendered and reimbursable expenses incurred itemizing the dates on which the Services were rendered and the time expended on each date. Mosaic shall pay to Provider the monthly fee for the rendition of the Services and reimbursable expenses during the month promptly after its receipt and review of Provider’s statement and supporting documentation, but in any event, within 30 days after its receipt of the statement and all requested supporting documentation.
The parties agree that an appropriate IRS Form 1099 shall be issued to Provider by Mosaic for all payments for the Services. Provider will comply with the terms of the Agreement and applicable law regarding the payment of all federal, state, and/or local taxes applicable to the fees paid pursuant to this Agreement.